Exhibit 5.1

[TENET HEALTHCARE CORPORATION LETTERHEAD]

May 15, 2019

I am the Vice President, Assistant General Counsel and Corporate Secretary of Tenet Healthcare Corporation, a Nevada corporation (the “Company”), and, in such capacity, I have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,000,000 shares of the Company’s common stock, $0.05 par value per share (the “Shares”), which Shares will be granted, or received upon the vesting or exercise of awards granted, under the Tenet Healthcare 2019 Stock Incentive Plan (the “Plan”).

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

Based on the foregoing, I am of the opinion that, when the Shares have been (i) issued and delivered in accordance with the terms of the Plan, or (ii) received upon vesting or exercise of awards granted under and delivered in accordance with the Plan, such Shares will be legally issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except those of the State of Nevada. The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Anthony Shoemaker
Anthony Shoemaker
Vice President, Assistant General Counsel and Corporate Secretary